     As filed with the Securities and Exchange Commission on April 30, 2003
                                                     Registration No. 333-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               ROCK-TENN COMPANY
             (Exact name of registrant as specified in its charter)

              GEORGIA                                            62-0342590
  (State or other jurisdiction of                            (I.R.S. Employer
   incorporation or organization)                           Identification No.)

          504 THRASHER STREET                                      30071
           NORCROSS, GEORGIA                                     (Zip Code)
(Address of principal executive offices)

                               ROCK-TENN COMPANY
                      SUPPLEMENTAL RETIREMENT SAVINGS PLAN
                            (Full title of the plan)

             STEVEN C. VOORHEES                            Copies to:
           CHIEF FINANCIAL OFFICER                    E. WILLIAM BATES, II
              ROCK-TENN COMPANY                        KING & SPALDING LLP
             504 THRASHER STREET                   1185 AVENUE OF THE AMERICAS
            NORCROSS, GEORGIA 30071               NEW YORK, NEW YORK 10036-4003
  (Name and address of agent for service)

              770-448-2193
(Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
TITLE OF SECURITIES               AMOUNT TO BE            PROPOSED MAXIMUM              PROPOSED MAXIMUM             AMOUNT OF
TO BE REGISTERED                   REGISTERED       OFFERING PRICE PER SECURITY      AGGREGATE OFFERING PRICE     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------

Supplemental Retirement
Savings Plan Deferred
Compensation Obligations (1)      $2,000,000 (2)                100%                      $2,000,000 (2)              $161.80
-----------------------------------------------------------------------------------------------------------------------------------

(1) The deferred compensation obligations are unsecured obligations of Rock-Tenn Company to pay deferred compensation in the future in accordance with the terms of the Rock-Tenn Company Supplemental Retirement Savings Plan.

(2)      Estimated solely for the purpose of computing the registration fee.

===============================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents have been previously filed by us with the Securities and Exchange Commission and are hereby incorporated by reference into this registration statement as of their respective dates:

         (a) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

         (b) Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002;

         (c)      Our Current Report on Form 8-K filed on April 14, 2003; and

         (d)      Our Current Report on Form 8-K filed on April 22, 2003.

         In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents (we refer to such documents, and the documents enumerated above, as the "Incorporated Documents").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Under the Rock-Tenn Company Supplemental Retirement Savings Plan, which we refer to as the "Plan," we will provide each of our employees and those of our affiliates who is a highly compensated employee and who is designated by the Compensation and Options Committee of our Board of Directors as eligible to participate in the Plan, the opportunity to elect to defer a specified percentage of his or her "eligible base salary", and his or her "eligible bonus", if any, and to have this amount, plus imputed investment gains or losses thereon, paid at a specified time in the future.

         The Plan is a nonqualified unfunded deferred compensation plan sponsored and maintained by us, and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. Amounts deferred and payable under the Plan, which we refer to as the "Obligations," are our unsecured obligations, and will rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. However, our right, and therefore the right of our creditors (including participants in the Plan), to participate in the distribution of the assets of any subsidiary or affiliate of our company upon its liquidation or reorganization or otherwise is necessarily subject to the claims of creditors of the subsidiary or affiliate, except to the extent that claims of our company itself as a creditor of the subsidiary or affiliate may be recognized. To the extent compensation deferred under the Plan by a highly compensated employee is payable to such employee by one of our affiliates, we will direct the affiliate to defer payment of such salary and bonus in accordance with the Plan, and the Obligations arising from such deferred compensation shall also be unsecured general obligations of our affiliate.

         Each participant elects the amount of eligible base salary and eligible bonus to be deferred. Each Obligation will be payable on a date selected by us pursuant to the terms of the Plan. The Obligations generally are payable after termination of the participant's employment or in certain emergency situations. Each participant's account will be adjusted for investment gains and losses as if the credits to the participant's account had been invested in the benchmark investment alternatives available under the Plan in accordance with the participant's investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under our 401(k) Plan for crediting investment gains and losses to a participant's account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars.

         The benchmark investment alternatives available under the Plan are the same as the investment alternatives available under the Rock-Tenn Company 401(k) Retirement Savings Plan for Salaried and Non-Union Hourly Employees, as amended from time to time, which we refer to as the "401(k) Plan", or are in our view comparable to the investment alternatives available under our 401(k) Plan. The benchmark investment alternatives available under the Plan will initially include the following:

         -        Putnam Asset Allocation: Growth Portfolio; Putnam Asset
                  Allocation: Balanced Portfolio; Putnam Asset Allocation:
                  Conservative Portfolio; Putnam New Opportunities Fund; Putnam OTC & Emerging Growth Fund; Putnam International Equity Fund; Putnam Research Fund; The Putnam Fund for Growth and Income; and Putnam Money Market Fund (Class A shares), which are managed by Putnam Investment Management, LLC;

         - PIMCO Total Return Fund, which is a separate investment portfolio managed by Pacific Investment Management Company LLC; and

         - ABN AMRO/Montag & Caldwell Growth Fund, which is a separate investment portfolio managed by Montag & Caldwell, Inc., a wholly-owned subsidiary of ABN AMRO Asset Management Holdings, Inc.

         The prospectus relating to the Plan includes additional information regarding the benchmark investment alternatives. If we change any of the benchmark investment alternatives offered, we will supplement the prospectus accordingly and distribute a new prospectus to all Plan participants.

         A participant's right or the right of participant's beneficiary, if any, to the Obligations cannot be alienated, assigned, commuted or otherwise encumbered.

         The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each participant, at our option or through operation of a mandatory or optional sinking fund or analogous provision. However, we reserve the right to amend or terminate the Plan at any time, provided the balance credited to each participant's account immediately after any such amendment or termination shall be no less than the balance credited to each such account immediately before such amendment or termination and no amendment or termination shall adversely affect the right of a participant or his or her beneficiary, if any, to the distribution of the balance of such participant's account.

         The Obligations are not convertible into another security of our Company and will not have the benefit of a negative pledge or any other affirmative or negative covenant on our part. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Certain legal matters with respect to the offering of the securities registered hereby have been passed upon for us by Robert B. McIntosh, Senior Vice President, General Counsel and Secretary of our company. As of April 25, 2003, Mr. McIntosh owned 10,311 shares of our Class A common stock, par value $.01 per share ("Class A Common Stock"), and had options to acquire 86,400 shares of Class A Common Stock

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our restated and amended articles of incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of our directors or our shareholders for monetary damages for breach of duty of care or any other duty owed to us as a director. The Georgia Business Corporation Code, or the Code, currently provides that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of our company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law,
(c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

         Under Article VI of our bylaws, and certain agreements entered into by us and our directors, we are required to indemnify our directors and officers and we are permitted to indemnify our employees or agents against the obligation to pay any judgment, settlement, penalty or fine, and against expenses (including attorney's fees and expenses), incurred in connection with any action, suit or proceeding brought against such person because he was a director, officer, employee or agent of our company, without regard to any limitations in the Code; provided, however, that we shall have no obligation to indemnify any such person in connection with any such proceeding if such person is adjudged liable to us or is subjected to injunctive relief in favor of us
(a) for any appropriation, in violation of such person's duties, of any business opportunity of our company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which such person received an improper personal benefit. Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

         We have entered into indemnification agreements with each of our directors. The indemnification agreements require, among other things, that we indemnify our directors to the fullest extent permitted by law, and advance to directors all related expenses, subject to reimbursement if it is subsequently determined the indemnification is not permitted. We are also required to indemnify in advance all expenses incurred by directors seeking to enforce their rights under the indemnification agreements and to cover directors under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our restated and amended articles of incorporation and bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it may not be modified to eliminate the rights it provides unilaterally by our board of directors or our shareholders in the future.

         Our directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, and we are insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         4.1      Rock-Tenn Company Supplemental Retirement Savings Plan.

         5.1      Opinion of Robert B. McIntosh, Esq.

         23.1     Consent of Ernst & Young LLP.

         23.2     Consent of Robert B. McIntosh, Esq. (included as part of
                  Exhibit 5.1).

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes as follows:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 29th day of April, 2003.


                                    ROCK-TENN COMPANY


                                    By: /s/ James A. Rubright
                                       ----------------------------------------
                                       James A. Rubright
                                       Chairman of the Board
                                       and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Rubright and Steven C. Voorhees and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                        TITLE                                       DATE
---------                                        -----                                       ----

/s/ James A. Rubright                            Director, Chairman of the Board and Chief   April 29, 2003
-------------------------------------------      Executive Officer (Principal Executive
James A. Rubright                                Officer)

SIGNATURE                                        TITLE                                       DATE
---------                                        -----                                       ----

/s/ Steven C. Voorhees                           Executive Vice President and Chief          April 29, 2003
-------------------------------------------      Financial Officer (Principal Financial
Steven C. Voorhees                               and Accounting Officer)


/s/ Stephen G. Anderson                          Director                                    April 25, 2003
-------------------------------------------
Stephen G. Anderson


                                                                                             April 25, 2003
/s/ J. Hyatt Brown                               Director
-------------------------------------------
J. Hyatt Brown


                                                                                             April 25, 2003
/s/ Robert B. Currey                             Director
-------------------------------------------
Robert B. Currey


                                                                                             April 25, 2003
/s/ Russell M. Currey                            Director
-------------------------------------------
Russell M. Currey


                                                                                             April 25, 2003
/s/ G. Stephen Felker                            Director
-------------------------------------------
G. Stephen Felker


/s/ Lawrence L. Gellerstedt, III                 Director                                    April 25, 2003
-------------------------------------------
Lawrence L. Gellerstedt, III


/s/ John D. Hopkins                              Director                                    April 25, 2003
-------------------------------------------
John D. Hopkins


/s/ James W. Johnson                             Director                                    April 25, 2003
-------------------------------------------
James W. Johnson


/s/ John W. Spiegel                              Director                                    April 25, 2003
-------------------------------------------
John W. Spiegel

                                 EXHIBIT INDEX

EXHIBIT                                                                                            SEQUENTIAL
NUMBER                                   DESCRIPTION OF EXHIBIT                                     PAGE NO.
-------                                  ----------------------                                    ----------

4.1               Rock-Tenn Company Supplemental Retirement Savings Plan.

5.1               Opinion of Robert B. McIntosh, Esq.

23.1              Consent of Ernst & Young LLP.

23.2              Consent of Robert B. McIntosh, Esq. (included as part of Exhibit 5.1).